8X8 Announces Fourth Quarter and Year End 2005 Results

Packet8 Subscriber Lines Increase 43% and Revenues Increase 41% Quarter-Over-Quarter

SANTA CLARA, Calif., May 25 /PRNewswire-FirstCall/ -- 8x8, Inc. (NASDAQ: EGHT), provider of Packet8 broadband voice over internet protocol (VoIP) and videophone communications services, today announced financial results for its fourth quarter and fiscal year ended March 31, 2005.

Total revenues for the fourth quarter of fiscal 2005 were $3.9 million, compared with $2 million for the same period of the prior year. The net loss for the quarter was $7 million, or $0.14 per share, compared with a net loss of $1.5 million, or $0.04 per share for the same period last year. Total revenues for the year ended March 31, 2005 were $11.5 million, compared with $9.3 million for fiscal 2004. The net loss for fiscal 2005 was $19.1 million, or $0.43 per share, compared with a net loss of $3 million, or $0.09 per share for fiscal 2004.

Total revenues for the Company's Packet8 VoIP service and related equipment sales increased to $3.8 million for the fourth quarter of fiscal 2005, compared with $2.7 million for the third quarter of fiscal 2005, an increase of approximately 41%. For the year ended March 31, 2005, Packet8 revenues were $10.1 million, compared with $1.3 million for fiscal 2004, an increase of 677%. As of March 31, 2005, the Company had approximately 57,000 activated Packet8 subscriber lines in service, compared to 40,000 lines on December 31, 2004, a 43% increase. At the end of fiscal 2005, 8x8's balance sheet included cash and cash equivalents, investments and restricted cash of $31.8 million.

"Fiscal 2005 saw 8x8's successful transition to a pure VoIP play," said Bryan Martin, 8x8's CEO and Chairman. "Over the past year, 8x8 has launched several new and innovative products and services, including the Virtual Office service for small businesses, a cordless VoIP handset made by Uniden, the industry's first $99 broadband videophone and video telephony service and true E911 service, all of which have been positively received by the market and our customers. The Company is well poised to meet the anticipated demand for global VoIP services from residential consumers and businesses. We have made significant investments in our infrastructure, and remain focused on enhancing the Packet8 experience for our customers. We continue to see the advantageous effects of developing and promoting our own standards-based VoIP technologies and platforms."

About 8x8, Inc.

VoIP (voice over internet protocol) service provider 8x8, Inc. offers internet-based telephony solutions (http://www.packet8.net/) for individual residential and business users as well as small to medium sized business organizations. In addition to regular Packet8 VoIP service plans, priced as low as $19.95 per month for unlimited anytime calling to the U.S. and Canada, 8x8 now offers the Packet8 DV 326 VideoPhone, the industry's first stand alone broadband consumer videophone. Packet8 Virtual Office, 8x8's VoIP system for small to medium sized businesses, is a hosted PBX solution comprised of powerful business class features. For additional company information, visit 8x8's web site at http://www.8x8.com/.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACT:
 Joan Citelli
JCitelli@8x8.com
 (408) 316-1290

Financial Tables To Follow

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                Three Months Ended    Twelve Months Ended
                                                     March 31,             March 31,
                                               --------------------  --------------------
                                                 2005       2004       2005       2004
                                               ---------  ---------  ---------  ---------
Product revenues............................. $     471  $     731  $   2,389  $   2,679
License and service revenues.................     3,440      1,239      9,086      6,629
                                               ---------  ---------  ---------  ---------
          Total revenues.....................     3,911      1,970     11,475      9,308
                                               ---------  ---------  ---------  ---------

Operating expenses:
  Cost of product revenues...................     1,684        448      4,546      1,768
  Cost of license and service revenues.......     1,703        651      5,195      2,594
  Research and development...................     1,065        525      3,109      2,747
  Selling, general and administrative........     6,749      1,893     18,534      6,060
                                               ---------  ---------  ---------  ---------
          Total operating expenses...........    11,201      3,517     31,384     13,169
                                               ---------  ---------  ---------  ---------
Loss from operations.........................    (7,290)    (1,547)   (19,909)    (3,861)
Other income, net............................       301         15        761        822
                                               ---------  ---------  ---------  ---------
Net loss..................................... $  (6,989) $  (1,532) $ (19,148) $  (3,039)
                                               =========  =========  =========  =========

Net loss per share:
   Basic and diluted......................... $   (0.14) $   (0.04) $   (0.43) $   (0.09)

Weighted average number of shares:
   Basic and diluted.........................    49,988     38,105     44,373     32,546

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

                                                      March 31,       March 31,
                                                         2005            2004
                                                    --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents....................... $       22,515  $       13,249
  Restricted cash.................................            250             800
  Short term investments..........................          8,536              --
  Accounts receivable, net........................          1,144             608
  Inventory.......................................          1,600              98
  Other current assets............................          2,485             645
                                                    --------------  --------------
          Total current assets....................         36,530          15,400
Long term investments.............................            499              --
Property and equipment, net.......................          1,788             158
Other assets......................................            263              13
                                                    --------------  --------------
                                                   $       39,080  $       15,571
                                                    ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................ $        4,496  $          854
  Accrued compensation............................            515             415
  Accrued warranty................................            187             194
  Deferred revenue................................          2,602             547
  Other accrued liabilities.......................          1,536             559
                                                    --------------  --------------
          Total current liabilities...............          9,336           2,569
                                                    --------------  --------------

Other liabilities.................................             --             216
                                                    --------------  --------------

Total stockholders' equity........................         29,744          12,786
                                                    --------------  --------------
                                                   $       39,080  $       15,571
                                                    ==============  ==============